Exhibit 99.1

         DECORATOR INDUSTRIES, INC. REPORTS INCREASED EARNINGS AND SALES
                              FOR FISCAL YEAR 2004

    PEMBROKE PINES, Fla., March 1 /PRNewswire-FirstCall/ -- Decorator Industries, Inc. (Amex: DII) today reported the third consecutive year of improved earnings and sales.

    Net income for the fiscal year ended January 1, 2005, was $1,706,222, or 58 cents per diluted share, compared with $1,561,778, or 55 cents per diluted share, for fiscal 2003. Net income for the fourth quarter of fiscal 2004 was $315,195, or 11 cents per diluted share, compared with $336,828, or 11 cents per diluted share in last year's fourth quarter. The fourth quarter benefited by $61,000 after tax, net of Phoenix start-up costs, due to adjustments affecting the prior quarters of 2004.

    EBITDA, a measure of income before income taxes, interest expense, depreciation and amortization, was $4,429,127 for fiscal 2004 compared with $3,357,432 for fiscal 2003. For the fourth quarter of fiscal 2004, EBITDA was $936,023 compared with $760,331 for the year-ago period,

    Mr. William Bassett, Chairman, stated:

    "Sales for fiscal 2004 increased 21% to $50,449,214 compared with $41,803,224 in the prior year. This quarter's sales increased to $11,212,821 from $10,271,858 in the fourth quarter of last year.

    "Sales to our Recreational Vehicle (RV) customers increased 21% in fiscal 2004 and decreased about 5% in the fourth quarter compared with the same period a year ago, partially due to the acquired Fleetwood sewing operation. The RV industry reported a slowing of year-over-year growth for the fourth quarter to about 8%. Industry shipments for the full year were up 15% compared to a year ago. Overall, RV shipments were the highest since 1978 and set new records for both the fourth quarter as well as for the year as a whole.

    "Sales to our Manufactured Housing (MH) customers increased 36% in fiscal 2004 and 54% for the fourth quarter compared with the same period a year ago. All of the increased MH sales resulted from the acquisition of the Fleetwood sewing operation. Industry MH shipments for both the year and the quarter were essentially flat compared to the year-ago period. However, of particular note, the Manufactured Housing Institute just reported an increase in January housing shipments of almost 17% compared to January 2004. Hopefully this signals start of the long-awaited turnaround for the MH industry.

    "Gross margin for the fiscal year 2004 and 2003 was 21.1% and 21.8%, respectively. The respective gross margin for fourth quarter of 2004 and 2003 was 21.6% and 21.9%.

    "For fiscal years 2004 and 2003, selling and administrative expenses were $7,790,561, or 15.4% of sales, and $6,590,362, or 15.8% of sales, respectively.
The respective selling and administrative expenses for the fourth quarter of 2004 and 2003 were $1,904,984, or 17.0% of sales and $1,712,153, or 16.7% of sales. The dollar increases over 2003 are largely due to expenses associated with the Fleetwood acquisition, particulary the amortization of the intangible asset of $706,500 for fiscal 2004 and $187,500 for the fourth quarter of 2004. Net of the amortization cost, the comparative selling and administrative expense as a percent of sales is 14.0% for fiscal 2004 and 15.3% for the fourth quarter of 2004.

    "Capital expenditures were $2,649,181 for fiscal 2004. The single largest expenditure was the purchase in August of a manufacturing facility in Phoenix, Arizona for $1,524,099. The Phoenix facility, in addition to better servicing our current customers, should provide a platform to significantly expand our business in the western part of the United States. Also, during the first quarter of the year, we spent $332,920 on a building addition that increased the capacity of our Elkhart, Indiana pleated shade facility by 50%.

    "Our financial condition remains strong. At January 1, 2005, the Company had no borrowings against its $5,000,000 line of credit and its working capital was $3,945,134. The long-term debt to total capitalization remained low at 9.8%.

    "We will continue to pursue opportunities for growth from both internal expansion and acquisitions. We are committed to increase our market share and productivity, the long-term drivers of our past successes. We are resolved to being the supplier of choice in each of our markets we serve."

    Statements contained in this release that are not historical facts are forward-looking statements that could differ materially from actual results. Primary factors that could cause actual results to materially differ from those in the forward-looking statements are the level of demand for recreational vehicles, manufactured housing and hotel/motel accommodations, the general economic conditions, interest rate fluctuations, competitive products and pricing pressures within the Company's markets, the Company's ability to contain its manufacturing costs and expenses, and other factors.

    Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows and cushions. Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality market.

    THE FIGURES ARE AS FOLLOWS:

                                           CONDENSED STATEMENT OF INCOME*
                           -------------------------------------------------------------
                                 FOR QUARTERS ENDED:              FOR YEARS ENDED:
                                    (UNAUDITED)                     (AUDITED)
                           -----------------------------   -----------------------------
                            Jan. 1 2005     Jan. 3, 2004    Jan. 1, 2005    Jan. 3, 2004
                           -------------   -------------   -------------   -------------
NET SALES                  $  11,212,821   $  10,271,858   $  50,449,214   $  41,803,224

NET INCOME                 $     315,195   $     336,828   $   1,706,222   $   1,561,778

EARNINGS PER SHARE:
  BASIC                    $        0.12   $        0.12   $        0.61   $        0.56
  DILUTED                  $        0.11   $        0.11   $        0.58   $        0.55

WEIGHTED-AVERAGE
 NUMBER OF SHARES
 OUTSTANDING                   2,826,876       2,797,293       2,816,661       2,794,286

* Quarter ended January 3, 2004 was a 14-week period. Year ended January 3, 2004 a was 53-week period.

                             CONDENSED BALANCE SHEET

                                       JAN. 1, 2005    JAN. 3, 2004
                                      -------------   -------------
CASH AND EQUIVALENTS                  $     730,539   $   3,991,631
ACCOUNTS RECEIVABLE                       3,464,674       3,519,418
INVENTORIES                               5,113,651       4,123,397
OTHER CURRENT ASSETS                        366,111         274,285
TOTAL CURRENT ASSETS                      9,674,975      11,908,731
NET PROPERTY AND EQUIPMENT                7,857,743       6,021,766
OTHER ASSETS                              6,740,883       3,157,825
TOTAL ASSETS                          $  24,273,601   $  21,088,322


TOTAL CURRENT LIABILITIES             $   5,729,841   $   3,900,869
LONG-TERM DEBT                            1,752,568       1,926,832
DEFERRED TAXES                              680,000         646,000
STOCKHOLDERS' EQUITY                     16,111,192      14,614,621
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                  $  24,273,601   $  21,088,322

SOURCE  Decorator Industries, Inc.